Exhibit 10.16

OAK STREET HEALTH MSO, LLC

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), entered into effective as of August 5, 2019 (the “Effective Date”), by and between Oak Street Health MSO, LLC, a limited liability company organized under the laws of the State of Illinois (the “Company”) and Timothy Cook (the “Employee”) (collectively, the “Parties”).

RECITALS

1. The Company desires to employ the Employee and to assure itself of the services of the Employee for the Period of Employment (as defined below).

2. The Employee desires to be employed by the Company for the Period of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

Accordingly, the Parties agree as follows:

1. Employment at Will. Employee is an “at-will” employee, meaning that, subject to Section 4 below, either the Company or the Employee can terminate employment at any time, with or without cause. The Company shall employ the Employee to render services to the Company in the position and with the duties and responsibilities described in Section 2 until employment is terminated.

2. Position, Duties, Responsibilities.

a. Position. The Employee shall render services to the Company as the Chief Financial Officer for the Company and each entity who, directly or indirectly, controls, is controlled by, or is under common control with the Company but excluding any entities controlling Oak Street Health, LLC (collectively, “Affiliates”) , and shall perform all services as may reasonably be assigned to Employee by the board of directors of the Company (the “Board”) and Chief Executive Officer (the “CEO”) of the Company and which are undertaken and exercised by persons situated in a similar capacity. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, or the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). In addition to serving as Chief Financial Officer of the Company and its Affiliates, Employee shall, without additional compensation, serve as the corporate secretary and also agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company’s Affiliates. The Employee’s principal place of employment shall be at the Company’s corporate headquarters in Chicago, Illinois.

b. Other Activities. During the Term the Employee shall devote substantially all of the Employee’s business time, attention and energy, and reasonable best efforts, to the interests and business of the Company and to the performance of the Employee’s duties and responsibilities on behalf of the Company.

c. Advance Notice of Prospective Employment. Employee agrees that following the termination of his employment, while and to the extent that the post-employment restrictive covenants set forth in Exhibit A hereto are in effect, prior to accepting employment with, or agreeing to perform services for, any entity that competes with the Company, he will notify the Company in writing of Employee’s intentions so as to provide the Company with the opportunity to assess whether Employee’s employment or retention may potentially violate any provisions of this Agreement.

3. Compensation and Holidays. In consideration of the services to be rendered under this Agreement, the Employee shall be entitled to the following:

a. Base Salary. The Company shall pay the Employee a “Base Salary” of US $400,000.00 per year, in accordance with the Company’s payroll practice, which currently provides for 26 bi-weekly installments.

b. Salary Adjustment. The Base Salary shall be reviewed by the Company on a yearly basis to ascertain if any upward adjustment in the annual base salary is in order, and if any modification is made, the new annual base salary shall become the Base Salary under this Section 3.

c. Equity Grant. The Employee shall, within 60 days following the Effective Date, receive an initial grant of 132,000 incentive units of Oak Street Health, LLC (the “Initial Grant”) under the Oak Street Health, LLC Equity Incentive Plan (in substantially the form attached hereto as Exhibit A. the “Equity Plan”) and that certain Incentive Unit Agreement (in substantially the form attached hereto as Exhibit B. the “Equity Agreement”). Thereafter, during the term of employment, as determined by the Board, the Employee shall be eligible to receive stock options or other equity awards under the Equity Plan (or any successor plan thereto) with the terms and conditions of such awards to be paid or awarded consistent with the performance by the Employee of the Employee’s duties prescribed hereunder.

d. Incentive Compensation. The Employee shall be eligible to participate in the Company’s annual incentive plan, as in effect from time to time (or any successor plan thereto) (the “Annual Incentive Plan”), which plan shall be approved by the Board. The timing and amount of any such payments shall be made in accordance with the terms of the Annual Incentive Plan. The Employee’s annual incentive bonus opportunity under the Annual Incentive Plan shall not be less than 60% of the Employee’s Base Salary, or, in the case of any partial period (including the partial period of 2019 from the Employee’s start date through December 31, 2019), 60% of the Employee’s Base Salary earned during such partial period. The targets for the Employee’s receipt of the bonus opportunity during the first year of this Agreement shall be determined by the mutual agreement of the Employee and the CEO, within 30 days following the Effective Date. In addition to the foregoing the Employee shall receive a guaranteed incentive bonus in the amount of $130,191 (the “Guaranteed Bonus”) which Guaranteed Bonus shall be paid at such time as the Company pays out 2019 annual incentive bonuses and shall be contingent upon Employee remaining employed by the Company at such date.

e. Expenses. Subject to timely submission of reimbursement requests and proper invoices in accordance with the Company’s normal policies and procedures, the Employee shall be reimbursed for all reasonable out-of-pocket business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder. The Employee shall provide the Company with the information and evidence required by taxing authorities to substantiate such expenses as income tax deductions.

f. Benefits. The Employee shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

g. Paid Time Off. The Employee shall be entitled, in addition to seven Company designated holidays, to take 25 working days as paid days off in each full calendar year, inclusive of 5 paid sick days under the Chicago Paid Sick Leave Ordinance. If the Employee’s employment commences or terminates part way through a calendar year, his entitlement to paid days off will be assessed on a pro-rata basis in accordance with the Company’s Employee Handbook, as it may change from time to time.

h. Relocation Expenses. The Company agrees to reimburse the Employee for 172% of the reasonable moving and relocation expenses incurred by the Employee to relocate to the Chicago, Illinois metropolitan area in an amount not to exceed, in the aggregate $75,000 (“Reimbursement Amount”), such Reimbursement Amount to be paid in accordance with Employer’s normal expense reimbursement policies and procedures upon submission of Employee’s receipts for such moving costs, delivered to Employer prior to October 1, 2019. Employee acknowledges that this payment represents non-deductible moving and relocation expenses that will be included in Employee’s gross income as wages and treated by Employer as taxable wages subject to withholding of all applicable taxes. Employee agrees to repay to Employer, within 30 days of termination of Employee’s employment with Employer, the full Reimbursement Amount if Employee voluntarily terminates his employment with Employer prior to the first anniversary of the date of payment of the Reimbursement Amount by Employer to Employee.

4. Termination and Post-Termination Obligations.

a. Death. This Agreement (other than provisions which by their nature survive termination) and the Employee’s employment hereunder shall terminate automatically upon the Employee’s death.

b. Termination for Cause. The Company may terminate the Employee’s employment for “Cause” (as defined below) upon written notice to the Employee. As used herein, the term “Cause” shall be limited to the Employee’s:

(i) employee engages in a felony or other crime involving dishonesty or moral turpitude;

(ii) fraud, embezzlement, theft or any misappropriation of funds, money, assets or other property of the Company or any of its Affiliates;

(iii) willful failure to perform duties, or gross negligence in the performance of the Participant’s duties and responsibilities to the Company and its Affiliates, or willful failure to follow the lawful directives of the Board or such other person or body to whom the Employee reports, which remains uncured 10 days after written notice of such failure or negligence specifying in reasonable detail the nature of such failure or negligence is given to the Employee by the Company or its Affiliates;

(iv) material breach of this Agreement or any other written agreement between the Employee and the Company or its Affiliates; or

(v) attempt to willfully obtain any personal profit from any transaction in which the Employee has an interest not disclosed to the Board which is adverse to the interests of the Company or any of its controlled Affiliates.

c. Voluntary Resignation; Termination without Good Reason. The Employee may voluntarily terminate employment at any time without Good Reason (as defined below) upon written notice to the Company.

d. Termination Without Cause. The Company may terminate the Employee’s employment at any time without Cause upon 30 days’ prior written notice to the Employee.

e. Termination for Good Reason. The Employee may terminate employment at any time for Good Reason. As used herein, the term “Good Reason” shall be limited to:

(i) a material reduction in the Employee’s compensation (which includes Base Salary and annual incentive bonus opportunity), other than any isolated and inadvertent failure by the Company that is not in bad faith and is cured within 30 days after the Employee gives the Company notice of such event;

(ii) a material and adverse diminution in the Employee’s title, duties and responsibilities or material change in reporting relationship (by position), other than any isolated and inadvertent failure by the Company that is not in bad faith and is cured within thirty (30) business days after the Employee gives the Company notice of such event;

(iii) a relocation of the Employee’s principal place of work in excess of 50 miles from the current location other than a relocation that is not in bad faith and is cured within 30 days after the Employee gives the Company notice of such event; or

(iv) any material breach by the Company of this Agreement, other than any isolated and inadvertent failure by the Company that is not in bad faith and is cured within 30 business days after the Employee gives the Company notice of such event; provided, that, if the Employee does not deliver to the Company written notice within 90 days after the Employee has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason; provided further, that the Company’s placing the Employee on paid leave for up to 90 consecutive days while it is determining whether there is a basis to terminate the Employee’s employment for Cause will not constitute Good Reason.

f. Payments and Benefits.

(i) Termination for Cause by the Company or Voluntary Resignation; Termination without Good Reason by the Employee. In the event that (A) the Company terminates this Agreement for Cause or (B) the Employee terminates employment without Good Reason, then in either case, none of the Employee, the Employee’s surviving spouse or the Employee’s estate shall be entitled to any further salary or compensation from the Company pursuant to this Agreement as of the date of such termination other than the Employee’s accrued but unpaid salary and reimbursement of properly incurred expenses through the date of termination. The Employee’s obligations under Section 5 of this Agreement shall survive any such termination; provided, however, that such obligations shall not be construed to limit the Employee’s surviving spouse or estate.

(ii) Termination by the Company without Cause; Termination by the Employee for Good Reason. In the event of any termination (A) by the Company other than for Cause or (B) by the Employee with Good Reason, and in each case subject to Section 4(h) below, the Company shall pay to the Employee: (x) in a lump sum, any accrued but unpaid salary and reimbursement of properly incurred expenses through the date of termination, (y) severance compensation (“Severance Payments”) at a per annum rate equal to the Employee’s then current annual Base Salary plus 60% of the Employee’s then current annual Base Salary, with such Severance Payments to be paid in monthly installments following the date of termination for a period of 12 months, and (z) in a lump sum, the Guaranteed Bonus to the extent not then paid.

g. Waiver and Release; Timing of Payments. Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under Section 4 (other than those amounts already accrued prior to the date of termination), the Employee shall have executed, within twenty-one days, or if required for an effective release, forty-five days, following the Employee’s termination of employment, a waiver and release in form and substance reasonably acceptable to the Company (the “Release”), which Release may be updated by the Company from time to time to reflect changes in applicable law, and the seven-day revocation period of such Release shall have expired.

The Employee further agrees that following any termination of employment, the Employee shall fully cooperate with the Company in all matters relating to his continuing obligations under this Agreement, including but not limited to the winding up of pending work on behalf of the Company, the orderly transfer of work to the other employees of the Company, and the defense of any action brought by any third party against the Company that relates in any way to the Employee’s acts or omissions while employed by the Company.

5. Confidential Information, Non-Competition and Non-Solicitation.

The Employee agrees that, concurrently with the execution of this Agreement, the Employee shall enter into a Confidentiality, Non-Competition and Non-Solicitation Agreement with the Company in the form of Exhibit C hereto.

6. Former Employer Information.

The Employee agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets, or bring onto the premises of the Company any unpublished document or proprietary information belonging to any former or concurrent employer or other person or entity.

7. Third Party Information.

The Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties. The Employee agrees to hold all such confidential or proprietary information in the strictest confidence and trust, and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

8. No Conflict.

The Employee represents and warrants that the Employee’s execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

9. Alternative Dispute Resolution.

The Company and the Employee mutually agree that, excluding the Employee’s postemployment obligations as set forth in Exhibit C, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties hereto, except this cost may be waived by the Employer where such fees are discouraged or prohibited by applicable law. In the event the Parties fail to agree on a mediator, or mediation is unsuccessful in resolving the claim or controversy within one (1) month after the commencement of mediation, such claim or controversy shall be resolved by arbitration in Illinois under the auspices of the American Arbitration Association. The costs of arbitration, including the fees and expenses of the arbitration, shall be shared equally by the parties unless otherwise required by law or directed by the arbitrator in his/her award.

Notwithstanding any other provision in this Agreement, this Alternative Dispute Resolution provision does not apply to: (a) any claim by the Employee for medical and disability benefits under the Workers’ Compensation Act or unemployment compensation benefits under the Unemployment Insurance Act; (b) any Charge of Discrimination filed by the Employee against the Company with the U.S. Equal Employment Opportunity Commission, the Illinois Department of Human Rights, the Chicago Commission on Human Relations, or charges filed with the National Labor Relations Board under the National Labor Relations Act; or (c) any claim by the Company for injunctive or equitable relief, including without limitation claims related to unauthorized disclosure of confidential information, trade secrets, intellectual property, unfair competition, breach of the non-solicitation covenant, or breach of the non-competition covenant.

10. Miscellaneous.

10.1. Continuing Obligations. The obligations in this Agreement will continue in the event that the Employee is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Affiliates of the Company. Any reference to the Company in this Agreement will include such Affiliates. Upon the expiration or termination for any reason whatsoever of this Agreement, the Employee shall forthwith resign from any employment of office with an Affiliate of the Company unless the Board requests otherwise.

10.2. Notification. The Employee hereby authorizes the Company to notify his actual or future employers of the terms of this Agreement and his responsibilities hereunder.

10.3. Name and Likeness Rights. The Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, his name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), during his employment, for whatever purposes the Company deems reasonably necessary.

10.4. Injunctive Relief. The Employee understands that in the event of a breach or threatened breach of this Agreement by him, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

10.5. Legal Fees. In any dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, unless otherwise prohibited by law.

10.6. Entire Agreement. This Agreement, including the exhibits attached hereto, is intended to be the final, complete, and exclusive statement regarding their subject matter, except for other agreements specifically referenced herein (including the Equity Agreement and Confidentiality, Non-Competition and Non-Solicitation Agreement to be executed concurrently with this Agreement). Unless otherwise specifically provided for herein, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining to this subject matter, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

10.7. Amendments. Renewals and Waivers. This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Employee and by a duly authorized representative of the Company other than the Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.8. Assignment; Successors and Assigns. The Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Employee’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the

Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

10.9. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

To: Oak Street Health MSO, LLC

Contact Address: 30 W Monroe St. Chicago, IL 60603 Suite 1200

Attention: Mike Pykosz

E-mail Address: mike@oakstreethealth.com

To: Timothy Cook

10.10. Waiver of Immunity. To the extent that any Party (including its assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself (or himself or herself) or its revenues or assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), such Party hereby irrevocably waives such immunity.

10.11. Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue penciling or otherwise) to the maximum extent permissible under applicable law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

10.12. Governing Law. This Agreement shall in all respects be construed and enforced in accordance with and governed by the laws of Illinois, federal law, the Federal Arbitration Act or the Illinois Uniform Arbitration Act, whichever applies based on the claim(s) asserted.

10.13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular. References to one gender include both genders.

10.14. Obligations Survive Termination of Employment. Each party to this Agreement agrees that any and all of such party’s obligations under this Agreement capable of execution after the termination of the Employee’s employment, including but not limited to those contained in exhibits attached hereto, shall survive the termination of employment and the termination of this Agreement.

10.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

EMPLOYEE ACKNOWLEDGEMENT. The Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. The Employee hereby agrees that his obligations set forth in Sections 5 and 6 herein and the definitions of Proprietary Information and Inventions contained therein shall be equally applicable to Proprietary Information and Inventions relating to any work performed by the Employee for the Company prior to the execution of this Agreement.

The parties have duly executed this Agreement as of the date first written above.

EMPLOYEE:

/s/ Tim Cook Name: Tim Cook

COMPANY:

OAK STREET HEALTH MSO, LLC

By:	/s/ Michael T. Pykosz
Name: Michael T. Pykosz
Title: Chief Executive Officer

EXHIBIT A

EQUITY INCENTIVE PLAN

OAK STREET HEALTH LLC

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

I. Purpose. The purpose of this Amended and Restated Incentive Plan is to promote the interests of Oak Street Health, LLC, an Illinois limited liability company (the “Company) and its Affiliates by (i) attracting and retaining officers, directors, employees, consultants, and independent contractors of the Company and its Subsidiaries and (ii) enabling such persons to acquire an equity interest in and participate in the long-term growth and financial success of the Company. This Incentive Plan is not intended to preclude other management incentive awards and programs.

II. Definitions. As used in this Incentive Plan, the following terms shall have the meanings set forth below. Capitalized terms used and not defined herein shall have the meaning set forth in the LLC Agreement.

“Board” shall mean the board of directors of the Company.

“Cause” shall mean, the definition of “cause” set forth in the Participant’s Employment Agreement; provided that if no such Employment Agreement which defines Cause is in effect at the time of determination, Cause shall mean the following: (i) the conviction of, or plea of nolo contendere by, the Participant to a felony or other crime involving dishonesty or moral turpitude, (ii) fraud, embezzlement, theft or any misappropriation of funds, money, assets or other property of the Company or any of its Affiliates, (iii) willful failure to perform duties, or gross negligence in the performance of the Participant’s duties and responsibilities to the Company and its Affiliates, or willful failure to follow the lawful directives of the Board or such other person or body to whom the Participant reports, which remains uncured ten (10) business days after written notice of such failure or negligence specifying in reasonable detail the nature of such failure or negligence is given to the Participant by the Company or its Affiliates, (iv) the Participant’s willful misconduct, (v) the Participant’s material breach of Participant’s Employment Agreement (if applicable), the LLC Agreement or any other written agreement between the Participant and the Company or its Affiliates, (vi) the attempt to willfully obtain any personal profit from any transaction in which the Participant has an interest not disclosed to the Board which is adverse to the interests of the Company or any of its Subsidiaries or controlled Affiliates, or (vii) the Participant acts in a manner inimical to the best interests of the Company or any of its Subsidiaries or controlled Affiliates.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

III. “Company” shall mean Oak Street Health LLC, an Illinois limited liability company.

IV. “Effective Date” shall have the meaning set forth in Article IX.R hereof.

V. “employment” and “termination of employment” and similar references shall mean, respectively, service with and termination of service from the Company and its Affiliates.

VI. “Employment Agreement” shall mean, with respect to a Participant, the written employment or other service agreement then in effect between the Participant and the Company or one of its Affiliates, if any.

VII. “Fair Market Value” of any Incentive Units (or any other security), as of any date, shall mean the amount the holder would be entitled to receive if the assets of the Company were sold for fair market value following which the Company were to pay all outstanding liabilities and distribute the remaining proceeds to the Members in accordance with the terms of the LLC Agreement, as determined in good faith by the Board taking into account the classification and relative rights and privileges of such interests and other factors it deems appropriate. Such determination shall be binding and conclusive on the Company, the Participants and all other Persons interested in the Incentive Plan.

VIII. “Hurdle Value” shall mean, with respect to each Incentive Unit, the value specified as such in the applicable Incentive Unit Agreement, which value shall be equal to or greater than the Fair Market Value of the Company on the date of grant.

IX. “Incentive Unit Agreement” shall mean any written agreement, contract, or other instrument or document in a form approved by the Board, which evidences any Incentive Units awarded hereunder or otherwise subject to the terms of the Incentive Plan, which may, but need not, be executed or acknowledged by a Participant.

X. “Incentive Plan” shall mean this Amended and Restated Oak Street Health LLC Equity Incentive Plan.

XI. “Invested Equity” shall mean, as of any date of determination with respect to a Sponsor, (i) in the case of GA, $89,612,297.61 and (ii) in the case of OSH, $43,282,470.50 plus (ii) the aggregate equity and any other capital contributions made by such Sponsor to the Company or its Subsidiaries through such date made at any time after the Effective Date pursuant to Section 12.5.1 of the LLC Agreement; provided, that the value of any property contributed shall be determined based on the Fair Market Value as of the date of contribution.

XII. “LLC Agreement” shall mean the Fourth Amended and Restated Limited Liability Company Operating Agreement of Oak Street Health LLC, dated as of March     , 2018, as amended, supplemented or modified from time to time in accordance with its terms.

XIII. “Participant” shall mean any Person who is eligible for, and selected by the Board in its sole discretion to receive, an award of Incentive Units under the Incentive Plan.

XIV. “Prior Effective Date” shall mean December 18, 2015.

XV. “Sale” shall mean a Sale of the Company as defined in the LLC Agreement.

XVI. “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

XVII. “Sponsors’ Exit” means (i) the date on which each Sponsor sells down to one or more third parties (including by way of merger or other business combination) their direct or indirect equity investment in the Company or any successor thereto, to less than 20% of the Units (or, if applicable, the amount of securities of any such successor for which such Units are exchanged in a transaction or series of related transactions involving the Company or any of its Affiliates equal to 20% of the Units) owned by such Sponsor as of the Prior Effective Date (as adjusted for units splits, units dividends, reclassifications, recapitalizations, similar events or otherwise) or (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries to one or more third parties; provided that, in the case of each of clauses (i) and (ii), no Sponsors’ Exit shall have been deemed to have occurred until all of the non-cash proceeds received by each of the Sponsors in any such transaction have been reduced to cash. For the avoidance of doubt, a merger, amalgamation, consolidation, business combination, plan of arrangement, initial public offering of equity interests of the Company or any of its Affiliates or Subsidiaries or other transaction involving the Company or any of its Affiliates or Subsidiaries shall not in and of itself constitute a Sponsors’ Exit if it is not accompanied by the sell-down of equity contemplated by clause (i) of the immediately preceding sentence and subject to the proviso thereto.

XVIII. Administration

A. Generally. The Incentive Plan shall be administered by the Board. Subject to the terms of the Incentive Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Incentive Plan, the Board shall have full power and authority to:

1. designate Participants;

2. determine the number and type of Units, including the applicable Hurdle Value, to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, any award under the Incentive Plan;

3. determine the terms and conditions of any award under the Incentive Plan;

4. determine and/or increase the vested portion of any award under the Incentive Plan;

5. determine whether, to what extent, and under what circumstances awards under the Incentive Plan may be settled in cash, Units, other securities or other property, or canceled, forfeited or suspended and the method or methods by which the awards under the Incentive Plan may be settled, canceled, forfeited or suspended;

6. make appropriate adjustments in order to minimize the accounting impact of the Incentive Units and/or any other awards under the Incentive Plan;

7. interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Incentive Plan and any Incentive Unit Agreement or other instrument or agreement relating to, or any award made under, the Incentive Plan;

8. establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Incentive Plan; and

9. make any other determination and take any other action that the Board, in its sole discretion, deems necessary or desirable for the administration of the Incentive Plan.

B. Conclusive and Binding. Unless otherwise expressly provided in the Incentive Plan or the LLC Agreement, all designations, determinations, interpretations and other decisions under or with respect to the Incentive Plan or any award made under the Incentive Plan shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company and its participating Affiliates, any Participant, any holder of Units, and any holder or beneficiary of any award made under the Incentive Plan. Such designations, determinations, interpretations and decisions by the Board need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

C. Limitations on Liability. No member of the Board shall be liable for any action taken or omitted to be taken, or determination made in good faith, with respect to the Incentive Plan or any award made under the Incentive Plan.

D. Delegation. Subject to the terms of the Incentive Plan, the provisions of any Incentive Unit Agreement and applicable Law, the Board may delegate all or any part of its responsibilities and powers hereunder to, a committee of the Board and/or one or more officers of the Company or any Affiliate, subject to such terms and limitations as the Board shall determine. Any such delegation may be revoked by the Board at any time.

Notwithstanding the foregoing, the Board shall consult with the Chief Executive Officer of the Company and reasonably agree on the allocation of any Incentive Units issued hereunder in advance of any issuance.

XIX. Number of Incentive Units; Adjustments

A. Incentive Units. Subject to adjustment as set forth in Article IV.B below, the aggregate number of Incentive Units available for awards under the Incentive Plan shall be determined by the Board from time to time. As of the Effective Date, the aggregate number of Incentive Units available for awards under the Incentive Plan is 2,053,143.75, constituting: (i) 1,240,325.05 Incentive Units available for grant (or previously granted under this Plan or the Company’s 2013 Equity Incentive Plan) immediately as of the Effective Date (the “Closing Pool”) and (ii) 812,818.70 Incentive Units becoming available for grant at such times and to the extent provided for in Section 12.5.6 of the LLC Agreement (the “New Pool”). All of the Incentive Units from the Closing Pool shall be issued with an initial aggregate Hurdle Value equal to the Fair Market Value of the Company on the date of grant, subject to adjustments in accordance with Section IV.B. 464,467.83 Incentive Units from the New Pool shall be issued with an aggregate Hurdle Value equal to an amount such that each Sponsor would upon a distribution (taking into account any prior distributions), receive cash proceeds in respect of the Units representing its Invested Equity pursuant to and in accordance with Article IV of the LLC Agreement, equal to 2X in respect of such Sponsor’s Invested Equity (“2X Units”). The remaining 348,350.87 Incentive Units from the New Pool shall be issued with an aggregate Hurdle Value equal to an amount such that each Sponsor would upon a distribution (taking into account any prior distributions), receive cash proceeds in respect of the Units representing its Invested Equity pursuant to and in accordance with Article IV of the LLC Agreement, equal to 4X in respect of such Sponsor’s Invested Equity (“4X Units”). The Hurdle Value of the 2X Units and 4X Units shall be subject to adjustments in accordance with Section IV.B; provided that, in no event shall the Hurdle Value of any Incentive Unit be lower than the Fair Market Value of the Company as of the date of grant of such Incentive Unit. For the avoidance of doubt, the 2X Units and 4X Units shall become available for issuance on a proportional basis such that an equal percentage of the 2X Units and 4X Units shall be awarded simultaneously. Notwithstanding anything to the contrary herein or otherwise, as of any date of determination, in no event shall the Hurdle Value be deemed to have been met with respect to the 2X Units and the 4X Units, unless and until each Sponsor realizes cash proceeds in respect of the Units representing their respective Invested Equity equal to at least two (2) times and four (4) times its Invested Equity, respectively. If, after the Effective Date, any Incentive Unit is forfeited, or if any Incentive Unit has expired, terminated or been cancelled or repurchased for any reason whatsoever, and in either such case no Participant has received any benefits of ownership with respect to such forfeited, expired, terminated, cancelled or repurchased Incentive Unit, then such Incentive Unit shall again be available to be awarded hereunder by the Board, in its sole discretion.

B. Adjustments.

1. In the event the Board determines that any sale or other extraordinary distribution (whether in the form of cash, Units, securities or other property), recapitalization, reclassification, reorganization or “reorganization event” (in accordance with Section 3.7 of the LLC Agreement), change to organizational form, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation or “deemed liquidation” (in accordance with Section 3.8 of the LLC Agreement), dissolution, transfer, exchange, or other unusual event or transaction (including changes to capital structure and acquisitions and dispositions of businesses of the Company) affects the Incentive Units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Board shall make adjustments to the Incentive Plan and Incentive Units in such manner as the Board determines appropriate and equitable, including adjusting the number of Incentive Units and/or the terms of any outstanding awards made under the Incentive Plan taking into account the Hurdle Value. For the avoidance of doubt, the Company shall adjust the Hurdle Value to take into account the issuance of additional Units or additional capital investments into the Company. Adjustments made by the Board pursuant to this Article IV shall be conclusive and binding for all purposes.

2. In addition, without limiting the generality of Article IV.B.1, in the event of any of the following: (i) a Sale pursuant to which some or all Members are entitled to receive, in exchange for their Units, a form of consideration other than stock or other equity interests of the surviving entity; (ii) a Sale that is deemed to be a Drag-Along Sale (as defined in the LLC Agreement); or (iii) the Company enters into a written agreement to undergo an event described in clauses (i) or (ii) above, the Board in its sole discretion, may (I) cancel all or any portion of any outstanding Incentive Units and pay to the affected Participant, in cash or capital stock (or other equity interests), or any combination thereof, the Fair Market Value of the Incentive Units which are then vested and/or (II) convert all or some of the outstanding vested Incentive Units into other Units or otherwise make provision for the outstanding vested Incentive Units to be Transferred in such transaction, in each case of (I) or (II) above, as determined by the Board in a manner generally consistent with the treatment of other Units in such event, taking into consideration the relative rights of all Units, including the Hurdle Value applicable to Incentive Units; and provided, that in the case of an event described in clause (i) above, the Board shall take one of the actions described in clause (I) or (II) above. For the avoidance of doubt, under no circumstance shall the Participant be entitled to any payment or conversion in respect of an Incentive Unit unless the applicable Hurdle Value for such Incentive Unit has been achieved.

3. Furthermore, and without limiting the generality of Article IV.B.1, upon the occurrence of an Initial Offering, the Board may, in its discretion, (i) cause the exchange of Incentive Units for units or shares of common stock or other equity securities and apply the vesting provisions applicable to the Incentive Units to such shares of common stock or other equity securities; (ii) adjust the number of Incentive Units issued under the Incentive Plan or under any particular award; (iii) adjust the Hurdle Value applicable to any Incentive Units; and/or (iv) cancel all or any portion of the Incentive Units in exchange for payment to the Participant in cash or capital stock (or other equity interests) or any combination thereof, of the Fair Market Value of the Incentive Units; in each case, determined by the Board in a manner generally consistent with the treatment of other Units, taking into consideration the relative rights of all Units, including the Hurdle Value applicable to Incentive Units.

XX. Eligibility. Any Person who is an officer, director, employee, consultant, or independent contractor providing services to the Company or its Affiliates shall be eligible to be designated as a Participant in the Incentive Plan by the Board.

XXI. Incentive Unit Awards. The Board may issue or approve the Transfer of Incentive Units to a Participant pursuant to an Incentive Unit Agreement, upon such terms as the Board deems appropriate and consistent with the Incentive Plan. The following provisions are applicable to Incentive Units, except as specified otherwise in the applicable Incentive Unit Agreement:

A. General Requirements for Incentive Units. Incentive Units will be issued pursuant to an Incentive Unit Agreement. The Board may establish vesting and other conditions under which restrictions on Incentive Units shall lapse over a period of time or according to such other criteria as the Board deems appropriate in its sole discretion, and which shall be set forth in the applicable Incentive Unit Agreement.

B. Number of Incentive Units; Hurdle Value. The Board shall determine the number of Incentive Units to be issued or transferred and the restrictions applicable to such award, as well as the Hurdle Value applicable to such award.

C. Requirement of Employment. Except as otherwise set forth in an applicable Incentive Unit Agreement, (i) if a Participant’s employment with the Company and its Affiliates is terminated for any reason, all Incentive Units granted to such Participant which remain unvested shall be cancelled and forfeited without consideration, and (ii) if a Participant’s employment is terminated by the Company or an Affiliate for Cause, all Incentive Units granted to such Participant, whether vested or unvested, shall be cancelled and forfeited without consideration. Notwithstanding any provision of the Incentive Plan to the contrary, upon the termination of a Participant’s employment with the Company and its Affiliates, such Participant’s vested Incentive Units may be subject to cancellation and/or repurchase by the Company in the manner and for the consideration provided in such Participant’s Incentive Unit Agreement. The Board may provide for complete or partial exceptions to the requirements of this Article VI.C as it deems appropriate in its sole discretion.

D. Restrictions on Transfer. Except as provided in the LLC Agreement, the applicable Incentive Unit Agreement or consented to by the Board, no Participant shall Transfer, directly or indirectly, any Incentive Unit awarded under the Incentive Plan, and any such Transfer shall be void and unenforceable against the Company or any of its Affiliates.

E. Non-Voting. The Incentive Units shall not grant the holder thereof any right to vote.

F. Right to Repurchase Units. To the extent provided in any Incentive Unit Agreement, the Company shall have the right, in its sole discretion, to make a payment to the holder of an outstanding Incentive Unit under the Incentive Plan, whether or not then vested, of the Fair Market Value of such Incentive Unit in consideration for the cancellation of such Incentive Unit.

XXII. Future Award of Additional Classes of Units. The Board reserves the right, from time to time in the future, and in its sole discretion, to award additional classes of Units to Participants. In the event of any such award, the terms of the Incentive Plan shall be applied without the need of any further amendments thereto (and without any need to obtain the consent of any existing Participants), as if such additional classes of Units were Incentive Units described hereunder, except as the applicable award agreements with respect to such additional classes of Units may otherwise provide.

XXIII. Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the Incentive Plan or any portion thereof at any time; provided, that any such amendment, alteration, suspension, discontinuance or termination that would materially adversely affect the rights of any Participant shall not to that extent be effective without the written consent of a majority-in-interest of all such adversely affected Participants, taking into account, for such purpose, all such outstanding Incentive Units, whether or not then vested; provided, further, that such consent shall not be required with respect to an amendment made to conform the Incentive Plan to the LLC Agreement, as currently in effect or as such agreement may subsequently be amended, or with respect to an amendment made to comply with applicable law. Nothing in the Incentive Plan or in any Incentive Unit Agreement shall require the consent of any holder of any Incentive Unit to any amendment of the LLC Agreement.

XXIV. General Provisions.

A. No Rights to Awards. No Person shall have any claim to receive any award under the Incentive Plan. There is no obligation for uniformity of treatment of Participants regarding the number of Incentive Units awarded. The terms and conditions of awards made under the Incentive Plan need not be the same with respect to each Participant.

B. Joinder to LLC Agreement; Section 83(b) Election. Unless the Board determines otherwise, as a condition subsequent to the issue or transfer of any Incentive Unit, each Participant will be required to (i) become a party to the LLC Agreement and (ii) make a timely, valid election under Section 83(b) of the Code to both the Internal Revenue Service and the Company within 30 days after such issuance or transfer. The issuance or transfer of Incentive Units to any Participant who either fails to become party to the LLC Agreement and/or fails to make such a valid and timely election under Section 83(b) of the Code shall be void ab initio.

C. Tax Withholding. A Participant shall be required to pay to the Company or any Affiliate, and the Company and its Affiliates shall have the right and are hereby authorized to withhold from any payment due or transfer made under any Incentive Unit, under the Incentive Plan or from any other amount owing to a Participant (including in connection with any Transfers), the amount (in cash, securities or other property) of any applicable U.S. Federal, state, local or non-U.S. withholding taxes in respect of an Incentive Unit or any payment or transfer under an Incentive Unit or the Incentive Plan and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such taxes.

D. Profits Interest Designation. Unless otherwise determined by the Board upon grant of an award, it is intended that the Incentive Units granted hereunder will constitute “profits interests” for all U.S. Federal tax purposes.

E. Section 409A. The Incentive Plan is intended not to be a nonqualified deferred compensation plan under Section 409A of the Code; provided, however, to the extent that the Incentive Plan or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code, (i) the provisions of the Incentive Plan shall be interpreted in a manner to the maximum extent possible to comply with Section 409A of the Code in accordance with Section 409A of the Code and (ii) the Board may amend the Incentive Plan for purposes of complying with Section 409A of the Code.

F. No Limit on Other Compensation Arrangements. Nothing contained in the Incentive Plan shall prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the award of Incentive Units, securities and other types of awards, and such arrangements may be either generally applicable or applicable only in specific cases.

G. No Right to Employment. No award made hereunder shall be construed as giving a Participant the right to be retained in the employ of, or in any other continuing relationship with, the Company or any of its Affiliates.

H. Special Incentive Compensation. By acceptance of an award hereunder, each Participant shall be deemed to have agreed that such award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of the Company or any of its Affiliates. In addition, each beneficiary of a deceased Participant shall be deemed to have agreed that such award will not affect the amount of any life insurance coverage, if any, provided by any Person on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees.

I. Compliance with Laws. The Board may refuse to issue or approve the Transfer of any Incentive Units if it, in its sole discretion, determines that the issuance or Transfer of such Incentive Units would violate the LLC Agreement, the Securities Act or any applicable law or regulation. Without limiting the generality of the foregoing, no award of an Incentive Unit made hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Company in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable securities laws.

J. No Trust or Fund Created. Neither the Incentive Plan nor any award made hereunder shall create or be construed to create a trust or separate fund of any kind, or a fiduciary relationship between the Company, the Board, any Member or any Affiliate, on the one hand, and a Participant or any other Person, on the other hand, except as otherwise expressly required by applicable Law.

K. Severability. If any provision of the Incentive Plan or any award made hereunder is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or award, or would disqualify the Incentive Plan or any award under any Law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Incentive Plan or the award, such provision shall be stricken as to such jurisdiction, Person or award and the remainder of the Incentive Plan and any such award shall remain in full force and effect.

L. Amendment to LLC Agreement. Neither the adoption of the Incentive Plan nor any award made hereunder shall restrict in any way the adoption of any amendment to the LLC Agreement in accordance with the terms of the LLC Agreement.

M. Conflict Between the Incentive Plan and the LLC Agreement. The Incentive Plan is subject to the LLC Agreement, the terms and provisions of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the LLC Agreement, the applicable terms and provisions of the LLC Agreement will govern and prevail. No Participant who holds only Incentive Units shall have any right to receive or review a copy of Schedule A or Schedule B of the LLC Agreement (except for information on Schedule A or Schedule B that relates solely to such Participant) or obtain other information about the identities of the other Participants or Members or the size or nature of their interests in the Company.

N. Headings. Headings are used herein solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Incentive Plan or any provision thereof.

O. Interpretations. Unless the express context otherwise requires, with respect the Incentive Plan or any Incentive Unit Agreement: (i) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (ii) wherever the word “include,” “includes” or “including” is used, it shall be deemed to be followed by the words “without limitation;” and (iii) except where otherwise indicated by the context, any masculine term used herein shall also include the feminine.

P. Governing Law. The validity, construction and effect of the Incentive Plan and any rules and regulations relating to the Incentive Plan and any Incentive Unit Agreement shall be determined in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

Q. DISPUTE RESOLUTION; CONSENT TO JURISDICTION. Each of the parties submits to the exclusive jurisdiction of the courts of the State of Illinois and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Section IX.Q. Nothing in this Section IX.Q, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Each party hereto hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter in any way arising out of or related to this Incentive Agreement or the relationship established hereunder. Each party acknowledges and agrees that its obligations hereunder are of a special, unique and extraordinary character, that they are reasonably related to the legitimate business interests of the Company, and that a failure to perform any such obligation or a violation of such obligations will cause irreparable injury to the Company, the amount of which would be impossible to estimate or determine and for which adequate compensation could not be fashioned. Therefore, the parties agree the Company will be entitled, as a matter of right, and without the need to prove irreparable injury or to post bond, to seek an injunction, restraining order, writ of mandamus or other equitable relief (including specific performance) from any court of competent jurisdiction, restraining any violation or threatened violation of any term of this Agreement, or requiring compliance with or performance of any obligation hereunder, by the parties and such other persons as the court will order.

R. Term of Plan. The Amended and Restated Incentive Plan shall be effective as of the Closing (the “Effective Date”). Notwithstanding anything to the contrary herein, if the Purchase Agreement terminates prior to the Closing, the Amended and Restated Incentive Plan shall be void ab initio, and the prior Incentive Plan of the Company, effective as of December 18, 2015 shall remain in effect. No award shall be made under the Incentive Plan after December 31, 2028. Unless otherwise expressly provided in an applicable Incentive Unit Agreement, the termination of the Incentive Plan shall not affect the terms of any Incentive Unit awarded hereunder or otherwise subject hereto at the time of termination of the Incentive Plan, and Incentive Unit Agreements then in effect shall continue in effect after December 31, 2028.

EXHIBIT B

EQUITY AGREEMENT

OAK STREET HEALTH LLC

EQUITY INCENTIVE PLAN

INCENTIVE UNIT AWARD AND CONTRIBUTION AGREEMENT

This Incentive Unit Award and Contribution Agreement (this “Agreement”), is made effective as of                     , 2019 (hereinafter referred to as the “Date of Grant”), among Oak Street Health, LLC, an Illinois limited liability company (the “Company”). OSH Management Holdings, LLC (“Management LLC”) and Timothy Cook (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Oak Street Health LLC Equity Incentive Plan (the “Incentive Plan”), which is incorporated herein by reference and made a part of this Agreement (capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth for such terms in the Incentive Plan or the Fifth Amended and Restated Limited Liability Company Operating Agreement of Oak Street Health LLC (as the same may be amended, modified or supplemented from time to time, the “LLC Agreement”));

WHEREAS, the Participant is employed by or otherwise provides services to the Company or an Affiliate thereof;

WHEREAS, pursuant to the terms of the Incentive Plan, the Board is authorized to select the Participants to whom awards of Incentive Units shall be made;

WHEREAS, the Board has determined that it would be in the best interests of the Company to award the Incentive Units provided for herein to the Participant pursuant to the Incentive Plan and the terms and conditions set forth herein;

WHEREAS, simultaneously with the award of the Incentive Units under this Agreement, Participant desires to contribute the Incentive Units to Management LLC in exchange for an identical number of “Incentive Units” of Management LLC (the “Corresponding Incentive Units”) with the rights, preferences, and privileges as provided in the Limited Liability Company Operating Agreement of Management LLC dated December 12, 2016 (the “Management Operating Agreement”): and

WHEREAS, Part I of this Agreement describes the terms and conditions of the award of Incentive Units to Participant by the Company, Part II of this Agreement describes the terms and conditions of the contribution of the Incentive Units by Participant to Management LLC for Corresponding Units and Part III of this Agreement sets out other terms and conditions and agreements among the parties.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

PART I – Award Agreement

1. Award of Incentive Units.

(a) Incentive Units. Subject to the terms and conditions of this Agreement and the Incentive Plan, the Company hereby grants to the Participant an award of 132,000 Incentive Units (collectively, the “Incentive Units”).

(b) Hurdle; Distributions. The initial aggregate Hurdle Value with respect to the Incentive Units awarded hereby shall be [$696,722,644], as shall be adjusted from time to time in accordance with the Incentive Plan and the LLC Agreement. Distributions in respect of Incentive Units shall be made to the Participant in accordance with the provisions of the LLC Agreement. For the avoidance of doubt and notwithstanding anything to the contrary herein, or otherwise in the LLC Agreement or in the Plan, in no event shall the Participant be eligible to receive any distributions in respect of the Incentive Units awarded hereby unless and until the aggregate adjusted Hurdle Value has been achieved.

2. Vesting. All Incentive Units awarded hereby shall initially be unvested. Fifty percent (50%) of the Incentive Units awarded hereby shall vest in accordance with Section 2(a) below (the “Service-Vesting Units”), and the balance of the Incentive Units awarded hereby shall vest in accordance with Section 2(b) below (the “Performance-Vesting Units”).

(a) Service-Vesting Units. The Service-Vesting Units shall vest in installments over four (4) years, with the first 25% vesting on the first anniversary of the Date of Grant and the remaining 75% vesting in equal quarterly installments thereafter (each such date, a “Vesting Date”), subject to the Participant’s continuous employment with the Company or an Affiliate of the Company through the applicable Vesting Date. Upon or following the consummation of a Sponsors’ Exit (as defined in the Incentive Plan) prior to the final Vesting Date, if the Participant’s employment is terminated by the Company or its Affiliates other than for Cause, all unvested Service-Vesting Units then outstanding shall become vested, subject to the Participant’s continuous employment with the Company or an Affiliate of the Company through the date of such Sponsors’ Exit.

(b) Performance-Vesting Units. Upon the consummation of a Sponsors’ Exit, the Performance-Vesting Units shall become 100% vested, subject to the Participant’s continuous employment with the Company or an Affiliate of the Company through the date of such Sponsors’ Exit.

3. Effect of Termination of Employment; Company’s Rights to Repurchase Units.

(a) If the Participant’s employment with the Company and its Affiliates is terminated by either party other than as a result a termination by the Company without Cause, all then unvested Incentive Units held by the Participant shall be cancelled and forfeited without consideration.

(b) If the Participant’s employment with the Company and its Affiliates is terminated by the “Company without Cause” or if the Participant terminates for “Good Reason” (both as defined in the Employment Agreement dated effective as of August 5, 2019), 50% of the Service Vesting Units shall vest upon such termination (inclusive of any such Service Vesting Units that had previously vested) and any remaining unvested Incentive Units in excess of such amount held by the Participant shall be cancelled and forfeited without consideration.

(c) If the Participant’s employment is terminated by the Company or an Affiliate for Cause, then all Incentive Units held by the Participant, whether vested or unvested, shall be cancelled and forfeited without consideration.

(d) If the Participant’s employment with the Company and its Affiliates is terminated for any reason, the vested Incentive Units then held by the Participant shall be subject to cancellation and repurchase by the Company pursuant to this Section 3(d), provided, however, that if such termination is by the Company without Cause or by the Participant for Good reason, the Company shall not have the right to cancellation and repurchase by the Company pursuant to this Section 3(d) with respect to the Service Vesting Units that vest pursuant to Section 3(b) above.

(i) Upon any termination of Participant’s employment, the Company shall have the right, but not the obligation (the “Company Call Right”), within 180 days following such termination (the “Call Period”), to make a payment to the Participant in consideration for the cancellation of any one or more of the vested Incentive Units then held by the Participant (the “Called Units”), such payment to equal the Fair Market Value of such Incentive Units taking into account the applicable Hurdle Value for such Incentive Units (the “Call Price”).

(ii) The Company Call Right may be exercised by the Company or any assignee(s) or designee(s) of the Company, as applicable, by delivery of written notice (the “Call Notice”) to the Participant within the Call Period. At the closing of the transactions contemplated by the Company Call Right, (i) the Participant shall deliver certificates, if any, representing the Called Units, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any; (ii) the Called Units shall be free and clear of any Liens (other than those arising hereunder, the LLC Agreement, securities laws and those attributable to actions by the purchasers thereof) and the Participant shall so represent and warrant; (iii) the Participant shall further represent and warrant that it is the sole beneficial and record owner of the Called Units; and (iv) the Participant shall provide a limited release of claims with respect to any claims arising out of or related to the Called Units and the Participant’s capacity as an equity holder. For the avoidance of doubt, all of the Participant’s rights, title and interest in such Incentive Unit shall terminate automatically without any further action required by any Person upon payment of the Call Price for any Incentive Unit.

(iii) Notwithstanding the foregoing, if exercise of the Call Right would constitute (or with notice or lapse of time or both would constitute) an event of default (which remains uncured) under, or would otherwise violate or breach, any financing arrangement of the Company or any of its subsidiaries (a “Financing Restriction”), or if the Company does not have funds available to effect such repurchase of Incentive Units, the Call Period shall be extended until the earliest date on which such Financing Restriction or unavailability of funds has ceased and no such event would result from exercise of the Call Right.

4. Rights as Holder of Incentive Units. The Participant shall be the record owner of the Incentive Units granted hereunder unless and until such Units are forfeited or repurchased pursuant to Section 3, or transferred in accordance with Section 6, and as record owner shall be entitled to all rights of a holder of Incentive Units of the Company; provided, that the Incentive Units shall be subject to the limitations on Transfer set forth in this Agreement, the Incentive Plan and the LLC Agreement.

5. Participant Representations, Warranties and Acknowledgments.

(a) No Reliance on the Company. In determining to accept the Incentive Units, the Participant has not relied upon the Company or any of its Affiliates, or any representative thereof for any advice of any sort, including, but not limited to securities or investment advice, or advice regarding the federal, state or local tax consequences arising from the grant, vesting, holding or disposition of the Incentive Units (the “Tax Matters”).

(b) Acknowledgments. The Participant acknowledges and agrees that:

(i) The Incentive Units cannot be transferred except in very limited circumstances in accordance with the provisions of the LLC Agreement, the Incentive Plan and this Agreement and at present no market for the Incentive Units exists and it is not anticipated that a market for the Incentive Units will develop in the future.

(ii) The Incentive Units may be worthless.

(iii) The Company is treated as a “partnership” for federal and state income tax purposes and, as a result of receiving and holding the Incentive Units, the Participant will be treated as a “partner” of the Company for federal and state income tax purposes. Further, the Participant acknowledges that the Participant’s status may have adverse consequences to the Participant with respect to matters in which employees may be treated more favorably than partners, such as entitlement to and the tax treatment of fringe benefits, employee benefit plans, payroll taxes, and possible self-employment tax liability.

(iv) The Participant will receive an annual Schedule K-1 from the Company requiring that the Participant report on the Participant’s tax return the Participant’s distributive share of the income, gain, loss, deductions and credits of the Company attributable to the Incentive Units (including any unvested Incentive Units).

(v) The distributions made to the Participant will not be subject to FICA or other tax withholding.

(vi) Ownership of the Incentive Units may result in taxable income to the Participant without a corresponding cash or in-kind distribution.

(vii) The Participant has been advised to seek and has had an opportunity to seek independent advice regarding the Tax Matters, including the 83(b) Election required by Section 8 hereof.

(viii) The Company will have no obligation to indemnify or hold the Participants harmless for any claims or liabilities arising from the Tax Matters.

(ix) The Incentive Units will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws (collectively, the “Securities Laws”), and they are being issued in reliance upon certain exemptions contained in Securities Laws, including Rule 701 promulgated under the Securities Act and corresponding state law exemptions, if any, and the representations and warranties of the Participant contained herein are essential to any claim of exemption by the Company under the Securities Laws.

(x) The Incentive Units are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act.

(xi) The Participant is aware that there is no assurance of an Initial Offering and even in the event of an Initial Offering, any capital stock which may be distributed by the Company to the Participant cannot be transferred without registration under the Securities Laws unless the Company receives an opinion of counsel acceptable to it (as to both counsel and the opinion) that such registration is not required.

6. TRANSFERABILITY. EXCEPT FOR TRANSFERS TO THE COMPANY OR AS MAY OTHERWISE BE PERMITTED IN THE LLC AGREEMENT OR THE INCENTIVE PLAN, THE PARTICIPANT MAY TRANSFER, DIRECTLY OR INDIRECTLY, ANY INCENTIVE UNIT OR ANY INTEREST IN ANY INCENTIVE UNIT ONLY WITH THE PRIOR WRITTEN CONSENT OF THE BOARD, WHICH CONSENT SHALL BE WITHHELD OR GRANTED IN THE SOLE DISCRETION OF THE BOARD. IN ADDITION TO THE RESTRICTIONS ON TRANSFER UNDER THE LLC AGREEMENT, THE INCENTIVE PLAN OR THIS AGREEMENT, THE PARTICIPANT ACKNOWLEDGES THAT THE INCENTIVE UNITS ARE “RESTRICTED SECURITIES” AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. ANY PURPORTED ASSIGNMENT, TRANSFER OR GRANT BY THE PARTICIPANT, DIRECTLY OR INDIRECTLY, OF ANY INCENTIVE UNIT OR ANY INTEREST IN ANY INCENTIVE UNIT IN CONTRAVENTION OF THE LLC AGREEMENT, THE INCENTIVE PLAN OR THIS AGREEMENT SHALL BE ENTIRELY NULL AND VOID.

PART II – Contribution Agreement

7. Contribution. The Participant hereby contributes, sells, assigns, conveys, transfers and delivers to Management LLC, and Management LLC accepts from the Participant all of the Incentive Units identified in Section 1(a) in exchange for the issuance by Management LLC to the Participant of an identical number of Corresponding Incentive Units. The Participant irrevocably constitutes and appoints the Company as the Participant’s true and lawful agent and attorney-in-fact with respect to the Incentive Units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to transfer ownership of the Incentive Units to Management LLC on the Company’s books and records.

8. Terms and Conditions of Award Continue. The Participant hereby acknowledges and agrees that (i) the Corresponding Incentive Units shall be subject to the terms and conditions of Part I of this Agreement and of the Incentive Plan and in particular, the Hurdle Value set forth Section 1(b) of this Agreements will continue to apply to the Corresponding Incentive Units; and (ii) Part I of this Agreements shall be read as if the “Incentive Units” refers to the Corresponding Incentive Units and as if the “LLC Agreement” refers to the Management Operating Agreement. Either Management LLC or the Company, acting through this Agreement, the LLC Agreement and the Management Operating Agreement, shall be entitled to enforce any right or remedy of Part I against the Participant.

9. Member of the Company; Joinder. The Participant hereby (i) agrees and acknowledges that Participant has received and read a copy of the LLC Agreement and the Management Operating Agreement and (ii) agrees that, if Participant was not a Member of the Management LLC prior to the issuance of the Corresponding Incentive Units hereunder, then by execution of this Agreement, Participant shall become, effective as of the Date of Grant, a party to the Management Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Management Operating Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member, for all purposes thereof and entitled to all the rights incidental thereto.

PART III – Other Agreements

10. Profits Interest. The Incentive Units and the Corresponding Incentive Units are intended to constitute a “profits interest” for all U.S. federal income tax purposes. A profits interest is granted in connection with the performance of services and is a right to receive distributions funded solely by the profits of the Company and Management LLC, respectively, which are generated after the grant. As such, the Board of Management LLC shall, if necessary, limit distributions and allocations of profits to the Participant so that such distributions and allocations do not exceed the available profits in respect of such Participant’s related profits interest.

11. Spousal Consent. If married, the Participant has caused the Participant’s spouse to execute and deliver to the Company and Management LLC the Consent of Spouse in the form attached hereto as Exhibit A. If no Consent of Spouse has been executed and delivered to the Company and Management LLC on the Date of Grant, the Participant represents and warrants that the Participant is not married and no person has or will have a marital or community property interest in the Incentive Units. If the Participant marries after the Date of Grant, the Participant will cause the Participant’s spouse to execute and deliver to the Company and Management LLC a Consent of Spouse in the form attached hereto as Exhibit A.

12. LLC Agreement; Management Operating Agreement. Neither the adoption of the Incentive Plan nor the grant of any Incentive Units or issuance of Corresponding Incentive Units pursuant to this Agreement shall restrict in any way the adoption of any amendment to the LLC Agreement or Management Operating Agreement in accordance with its terms.

13. Section 83(b) Election. As a condition subsequent to the issuance of the Incentive Units and Corresponding Incentive Units pursuant to this Agreement, the Participant shall execute and deliver to the Company and the Internal Revenue Service (the “IRS”) a timely, valid election under Section 83(b) of the Code (the “83(b) Election”) as to each of the Incentive Units and Corresponding Incentive Units. The Participant understands that under Section 83 of the Code, regulations promulgated thereunder, and certain IRS administrative announcements in the absence of an effective election under Section 83(b) of the Code, the excess of the fair market value of the Incentive Units or Corresponding Incentive Units on the date on which any forfeiture restrictions applicable to such the Incentive Units or Corresponding Incentive Units lapse over the respective price paid for the Incentive Units or Corresponding Incentive Units (which price is $0) may be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” means the restrictions on transferability and the vesting conditions imposed under this Agreement. The Participant understands that (i) in making the 83(b) Election as to each of the Incentive Units and Corresponding Incentive Units, the Participant may be taxed at the time the Incentive Units and Corresponding Incentive Units are acquired hereunder to the extent the fair market value of the Incentive Units and Corresponding Incentive Units exceeds the purchase price for such Units and (ii) in order to be effective, the 83(b) Election as to each of the Incentive Units and Corresponding Incentive Units must be filed with the IRS within thirty (30) days after the Date of Grant. The Participant hereby acknowledges that (x) the foregoing description of the tax consequences of the 83(b) Election is not intended to be complete and, among other things, does not describe state, local or non-U.S. income and other tax consequences or all tax considerations that might be relevant to the Participant in light of the Participant’s circumstances or if the Participant is subject to special tax rules, (y) neither the Company or Management LLC has provided, and is not hereby providing, the Participant with legal or tax advice regarding the Incentive Units or the Corresponding Incentive Units or the 83(b) Election and has urged the Participant to consult the Participant’s own tax advisor with respect to the taxation consequences thereof, and (z) neither the Company or Management LLC has advised the Participant to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Election and will have no liability to the Participant if the actual fair market value of the Incentive Units or the Corresponding Incentive Units on the Date of Grant exceeds the amount specified in the 83(b) Election.

14. Notices. Any notice necessary under this Agreement shall be addressed to the Company or Management LLC at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company or one of its Affiliates or to any party at such other address as such party may hereafter designate in writing to the other parties. Any such notice shall be deemed effective upon receipt thereof by the addressee.

15. Incorporation of Incentive Plan and LLC Agreement. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Incentive Plan, the LLC Agreement and the Management Operating Agreement, (ii) the Incentive Units are subject to this Agreement, the Incentive Plan and the LLC Agreement, and (iii) the Corresponding Incentive Units are subject to this Agreement, the Incentive Plan and the Management Operating Agreement, the terms and provisions of all of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Incentive Plan, the applicable terms and provisions of the Incentive Plan will govern and prevail. In the event of a conflict between any term or provision contained herein or the Incentive Plan and a term or provision of the Management Operating Agreement, the applicable terms and provisions of the Management Operating Agreement will govern and prevail.

16. CERTAIN SPECIFIC ACKNOWLEDGEMENTS; ENTIRE AGREEMENT. THIS AGREEMENT (TOGETHER WITH THE INCENTIVE PLAN, THE LLC AGREEMENT AND THE MANAGEMENT OPERATING AGREEMENT) EMBODY THE COMPLETE AGREEMENT AND UNDERSTANDING AMONG THE PARTIES TO THIS AGREEMENT WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDE AND PREEMPT ANY PRIOR UNDERSTANDINGS, AGREEMENTS OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, WHICH MAY HAVE RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT IN ANY WAY. WITHOUT LIMITING THE PROVISIONS OF SECTION 15, THE PARTICIPANT ACKNOWLEDGES THAT THE CORRESPONDING INCENTIVE UNITS ARE SUBJECT TO INCENTIVE PLAN, LLC AGREEMENT AND MANAGEMENT OPERATING AGREEMENT PROVISIONS UNDER WHICH (A) IN CERTAIN CIRCUMSTANCES AN ADJUSTMENT MAY BE MADE TO THE NUMBER OF CORRESPONDING INCENTIVE UNITS AND/OR THE APPLICABLE HURDLE VALUE OF THE CORRESPONDING INCENTIVE UNITS; (B) THE BOARD HAS FULL DISCRETION TO INTERPRET AND ADMINISTER THE INCENTIVE PLAN AND THIS AGREEMENT AND ITS JUDGMENTS ARE FINAL, CONCLUSIVE AND BINDING; AND (C) THE PARTICIPANT MAY BE REQUIRED TO SELL THE PARTICIPANT’S CORRESPONDING INCENTIVE UNITS OR OTHERWISE PARTICIPATE IN A TRANSACTION WHERE OTHER EQUITY HOLDERS OF THE COMPANY ARE SELLING (A “DRAG-ALONG”).

17. No Right to Continued Service. Neither the Incentive Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any other continuing relationship with, the Company or any of its Affiliates.

18. Tax Withholding. The Participant shall be required to pay to the Company, Management LLC or any Affiliate, and the Company, Management LLC and its Affiliates shall have the right and are hereby authorized to withhold from any payment due or transfer made under any Corresponding Incentive Unit, under the Incentive Plan or from any other amount owing to a Participant (including in connection with any Transfers), the amount (in cash, securities or other property) of any applicable U.S. federal, state, local or non-U.S. withholding taxes in respect of an Incentive Unit or any payment or transfer under an Corresponding Incentive Unit or the Incentive Plan and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such taxes. The Company and Management LLC acknowledge that, absent a change in applicable Law, the Participant intends to value the Incentive Units awarded hereby and Corresponding Incentive Units issued in exchange therefor using the “liquidation value” of such Incentive Units and nd Corresponding Incentive Units, and that consistent with the intention of the Incentive Units and Corresponding Incentive Units to constitute a “profits interest,” the Participant intends the value of the Incentive Units and Corresponding Incentive Units to be $0 upon grant. The Company, Management LLC and its Affiliates agree to withhold taxes in a manner consistent with this treatment unless otherwise required by applicable Law.

19. Severability. If any provision of this Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, the Incentive Units or the Corresponding Incentive Units, or would disqualify the Incentive Units or Corresponding Incentive Units under any Law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, Person, the Incentive Units or Corresponding Incentive Units and the remainder of this Agreement, the Incentive Units and Corresponding Incentive Units shall remain in full force and effect.

20. Choice of Law; Forum. This Agreement and all claims and controversies hereunder shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the choice of law provisions thereof. The parties hereto hereby agree and consent to be subject to the jurisdiction of the U.S. District Court, Northern District of Illinois or the State Court of Illinois, Cook County over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address contained in the records of the Company, Management LLC and its Affiliates, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section shall affect the right of any party hereto to serve legal process in any other manner permitted by law. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to venue or to convenience of forum.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

22. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Award and Contribution Agreement as of the date first written above.

OAK STREET HEALTH, LLC

By:
Name:	Robert Guenthner
Title:	Chief Legal Officer

OSH MANAGEMENT HOLDINGS, LLC

By:
Name:	Robert Guenthner
Title:	Chief Legal Officer

PARTICIPANT:

TIMOTHY COOK

Signature